Exhibit 16.1

                             [Tanner LC Letterhead]








April 16, 2005

Mr. Scott M. Quist
President and Chief Operating Officer
Security National Financial Corporation
5300 South 360 West, Suite 250
Salt Lake City, UT 84123

Dear Mr. Quist:

This is to confirm that the client-auditor relationship between Security National Financial Corporation (Commission File Number 0-9341) and Tanner LC, independent registered public accounting firm, has ceased.

Sincerely,


/s/ Tanner LC

cc:      Office of the Chief Accountant
         PCAOB Letter File
         Securities and Exchange Commission
         Mail Stop 9-5
         450 Fifth Street, NW
         Washington, DC 20549